Exhibit 99

FOR IMMEDIATE RELEASE

General Mills Announces Long-time Senior Executive

Shawn O’Grady to Retire

Pankaj Sharma named Segment President, North America Foodservice

MINNEAPOLIS (Feb. 7, 2024) — General Mills (NYSE: GIS) today announced the retirement of Shawn O’Grady, Group President, North America Foodservice (NAF). To facilitate a smooth transition, O’Grady will move into a Senior Advisor role until his retirement early this summer. Effective Feb. 16, 2024, Jon Nudi, currently Group President, Pet and International, will add NAF to his oversight. Pankaj Sharma, currently President, U.S. Meals & Baking Solutions operating unit, will be promoted to Segment President, NAF. Sharma will report to Nudi and join the General Mills Senior Leadership Team.

“Shawn has been a tremendous asset to General Mills over the past 35 years, most recently leading our North America Foodservice business through the pandemic to significant growth for the enterprise,” said Jeff Harmening, chairman and CEO, General Mills. “Shawn’s enthusiasm for his team and General Mills consumers is truly unmatched, and he and his leadership will be missed.”

Sharma joined General Mills in 2014 and currently is President, U.S. Meals & Baking Solutions, which serves 85 percent of families in the U.S. and is comprised of iconic brands, including Pillsbury, Old El Paso, Betty Crocker, Annie’s and Progresso. Previously, Sharma served as President, U.S. Retail Yogurt operating unit, and Vice President, Marketing, Europe & Australia segment, based in Nyon, Switzerland.

“Jon overseeing NAF, as well as Pet and International, will drive further operational agility for our business,” continued Harmening. “And I’m thrilled to have Pankaj, who has a history of delivering strong business results in a variety of operating environments, join our Senior Leadership Team.”

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About General Mills

General Mills makes food the world loves. The company is guided by its Accelerate strategy to drive shareholder value by boldly building its brands, relentlessly innovating, unleashing its scale and standing for good. Its portfolio of beloved brands includes household names such as Cheerios, Nature Valley, Blue Buffalo, Häagen-Dazs, Old El Paso, Pillsbury, Betty Crocker, Yoplait, Totino’s, Annie’s, Wanchai Ferry, Yoki and more. Headquartered in Minneapolis, Minnesota, USA, General Mills generated fiscal 2023 net sales of U.S. $20.1 billion. In addition, the company’s share of non-consolidated joint venture net sales totaled U.S. $1.0 billion.

Contacts

(Investors) Jeff Siemon : +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364